                       STOCK OPTION AND TENDER AGREEMENT

          Stock Option and Tender Agreement (this "Agreement"), dated as of August 9, 1995, between Humana Inc., a Delaware corporation ("Purchaser"), Lincoln National Corporation, an Indiana corporation ("Lincoln"), and American States Insurance Company, an Indiana corporation ("Stockholder").

                                   Background

          A. Stockholder is a wholly owned subsidiary of Lincoln. Stockholder owns (both beneficially and of record) 4,986,507 shares of common stock, par value $.01 per share ("Common Stock"), of EMPHESYS Financial Group, Inc., a Delaware corporation (the "Company").

          B. Concurrently herewith, Purchaser, HEW, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Sub"), and the Company are entering into an agreement and plan of merger, dated as of August 9, 1995 (the "Merger Agreement"), pursuant to which Sub has agreed to make a tender offer (the "Offer") for all outstanding shares of Common Stock at $37.50 per share (the "Offer Price"), net to the seller in cash, to be followed by a merger of Sub with and into the Company.

          C. As a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has required that Stockholder agree, and in order to induce Purchaser to enter into the Merger Agreement, Stockholder has agreed, among other things, (i) to tender all of the shares of Common Stock now owned or which may hereafter be acquired by Stockholder (the "Shares"), (ii) to grant Purchaser the option to purchase the Shares, (iii) to appoint Purchaser as Stockholder's proxy to vote the Shares, and (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote the Shares, in each case, in accordance with the terms and conditions of this Agreement.

          In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   Agreement

          1. Tender of Shares. Stockholder agrees to tender and sell to Purchaser pursuant to the Offer all of the Shares. Stockholder agrees that Stockholder shall deliver to the depositary for the Offer, no later than the first Business Day (as defined below) following the commencement of the Offer, either a letter of transmittal together with the certificates for the Shares, if available, or a "Notice of Guaranteed Delivery", if the Shares are not available. Stockholder agrees not to withdraw any Shares tendered into the Offer.

          2.    Stock Option.

                2.1. Grant of Stock Option. Stockholder hereby grants to Purchaser an irrevocable option (the "Stock Option") to purchase all of the Shares at such time as Purchaser may exercise the Stock Option at a purchase price equal to the Offer Price.

                2.2. Exercise of Stock Option. (a) The Stock Option may be exercised by Purchaser, in whole or in part, at any time, or from time to time, prior to the earlier of (i) the date upon which the Effective Time (as defined in the Merger Agreement) occurs and (ii) the date forty-five days after the date of termination of the Merger Agreement.

                        (b) In the event Purchaser wishes to exercise the Stock Option, Purchaser shall send a written notice (an "Exercise Notice") to Stockholder specifying the total number of Shares Purchaser wishes to purchase from the Stockholder and a date, which shall be a Business Day, and a place, which shall be in the City of New York, for the closing of such purchase (a "Stock Option Closing").

                        (c) Upon receipt of an Exercise Notice, Stockholder shall be obligated to deliver to Purchaser a certificate or certificates representing the number of Shares specified in such Exercise Notice, in accordance with the terms of this Agreement, on the later of the date specified in such Exercise Notice and the first Business Day on which the conditions





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

specified in Section 2.3 shall be satisfied. The date specified in such Exercise Notice may be as early as one day after the date of such Exercise Notice.

                        (d) If on the date an Exercise Notice is delivered to Stockholder, Purchaser is prohibited by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") or by Applicable Insurance Regulations from purchasing the number of Shares specified in the Exercise Notice, then Purchaser shall exercise a Stock Option to purchase such lesser amount that represents the maximum number of Shares which it is then permitted to purchase by the HSR Act or by Applicable Insurance Regulations, as the case may be.

                        (e) For the purposes of this Agreement, the term "Business Day" shall mean a day on which banks are not required or authorized to be closed in the City of New York and the term "Applicable Insurance Regulations" shall mean all laws or regulations applicable to insurance companies or health maintenance organizations (including, without limitation, laws or regulations administered by the Office of the Commissioner of Insurance of the State of Wisconsin (the "OCI") or the Department of Corporations of the State of California (the "DOC")) under which any filing or registration with or authorization, consent or approval of, any governmental entity is required by or with respect to Purchaser, Stockholder or the Company or any of their respective subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                2.3. Conditions to Delivery of the Shares. The obligation of Stockholder to deliver the Shares upon any exercise of a Stock Option is subject to the following conditions:

                        (a) All waiting periods under the HSR Act applicable to such exercise of the Stock Option and the delivery of the Shares subject to such Stock Option in respect of such exercise shall have expired or been terminated;





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
                        (b) All regulatory or supervisory agency approvals required by any applicable law, rule or regulation for a Stock Option Closing (including Applicable Insurance Regulations) shall have been obtained and each approval shall have become final; and

                        (c) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting such exercise of such Stock Option or the delivery of the Shares subject to such Stock Option in respect of such exercise.

                2.4. Stock Option Closings. At each Stock Option Closing, Stockholder will deliver to Purchaser a certificate or certificates evidencing the number of Shares specified in the Exercise Notice delivered to Stockholder in respect of such Stock Option Closing, each such certificate being duly endorsed in blank and accompanied by such stock powers and such other documents as may be necessary in Purchaser's judgment to transfer record ownership of the Shares into Purchaser's name on the stock transfer books of the Company and Purchaser will purchase the delivered Shares at the Offer Price. All payments made by Purchaser to Stockholder pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds or by certified bank check payable to Stockholder, in an amount equal to the product of (a) the Offer Price and (b) the number of Shares specified in the Exercise Notice delivered in respect of such Stock Option Closing.

                2.5. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash or securities) which would have the effect of diluting or otherwise adversely affecting Purchaser's rights and privileges under this Agreement, the number and kind of the Shares and the consideration payable in respect of the Shares shall be appropriately and equitably adjusted to restore to Purchaser its rights and privileges under this Agreement. Without limiting the scope of the





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
foregoing, in any such event, at the option of Purchaser, the Stock Option shall represent the right to purchase, in addition to the number and kind of Shares which Purchaser would be entitled to purchase pursuant to the immediately preceding sentence, whatever securities, cash or other property the Shares subject to the Stock Option shall have been converted into or otherwise exchanged for, together with any securities, cash or other property which shall have been distributed with respect to such Shares.

                2.6. Purchaser Sale of Shares. (a) If subsequent to the exercise of the Stock Option and prior to the Termination Date (as defined in Section 8), Purchaser (or any affiliate of Purchaser to which the Shares have been transferred) sells or otherwise in any way disposes of, in whole or in part, the Shares to a third party (other than an affiliate of Purchaser), in a transaction in which Purchaser (or its affiliated transferee) receives cash and/or securities having a value in excess (such excess is hereinafter the "Excess") of the Offer Price, Purchaser will, promptly after the completion or sale or other disposition, pay or deliver to Stockholder 50% of the Excess for each Share sold or otherwise disposed of. The Excess shall be paid, to the extent Purchaser (or its transferee) received cash, in cash and, to the extent that Buyer (or its transferee) received securities or other consideration, in such securities, or other consideration.

                        (b)    The value of such securities or other
consideration shall be determined as of the date of the receipt thereof. If Purchaser and Stockholder cannot within 15 days of receipt of such securities or other consideration agree as to its value, the value of such consideration shall be determined by agreement between two nationally recognized investment banking firms, one of which will be designated by Purchaser and the other of which will be designated by Stockholder. Each of Purchaser and Stockholder shall be responsible for the costs and expenses of the investment banking firm it designates. If such investment banking firms are unable to agree as to the value of such securities or other consideration within 30 days after receipt thereof by Purchaser, such value shall be established by a third investment banking firm selected by the initial investment banking firms. All costs and expenses of the third investment banking firm shall be shared equally by Purchaser and Stockholder.





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
          3. Representations and Warranties of Lincoln and Stockholder. Each of Lincoln and Stockholder hereby represents and warrants to Purchaser as follows:

                3.1. Title to the Shares. Stockholder is the owner (both beneficially and of record) of the Shares (which term as of the date hereof is comprised of 4,986,507 shares of Common Stock) and Stockholder does not have any rights of any nature to acquire any additional shares of Common Stock. Stockholder owns all of the Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided in this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Shares. Upon the exercise of the Stock Option and the delivery to Purchaser by Stockholder of a certificate or certificates evidencing the Shares, Purchaser will receive good, valid and marketable title to the Shares, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Purchaser's voting rights, charges and other encumbrances of any nature whatsoever.

                3.2. Authority Relative to This Agreement. Each of Lincoln and Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Lincoln and Stockholder and the consummation by each of Lincoln and Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Lincoln and Stockholder, respectively. This Agreement has been duly and validly executed and delivered by each of Lincoln and Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of each of Lincoln and Stockholder, enforceable against each of Lincoln and Stockholder in accordance with its terms.

                3.3. No Conflict. The execution and delivery of this Agreement by each of Lincoln and Stockholder does not, and the performance of this Agreement by each of





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

Lincoln and Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws, (ii) requirements arising out of the HSR Act, and (iii) requirements of Applicable Insurance Regulations, (b) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents, if any, of Lincoln or Stockholder, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Lincoln or Stockholder or by which any property or asset of Lincoln or Stockholder is bound or affected, or (d) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Lincoln or Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Lincoln or Stockholder is a party or by which Lincoln or Stockholder or any property or asset of Lincoln or Stockholder is bound or affected, except in each case to the extent any such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on Lincoln or Stockholder or its ability to consummate the transactions contemplated hereby.

                3.4. $50 Million Company Promissory Note. Lincoln is the Designated Holder of that certain $50,000,000 promissory note due December 31, 1996 (the "Note") issued by the Company. ("Designated Holder" shall have the meaning ascribed thereto in the Note.) Lincoln hereby represents and acknowledges that Lincoln approves of the transactions contemplated by this Agreement and the Merger Agreement and that, therefore, such transactions will not give rise to rights of acceleration under Section 5 of the Note.

                3.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Lincoln or Stockholder.





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

          4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Lincoln and Stockholder as follows:

                4.1. Authority Relative to This Agreement. Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Lincoln and Stockholder, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                4.2. No Conflict. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) requirements of federal and state securities laws, (ii) requirements arising out of the HSR Act, and (iii) requirements of Applicable Insurance Regulations, (b) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents, if any, of Purchaser, (c) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (d) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except in each case to the extent any





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

such breach or default, whether taken singly or in the aggregate, would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby.

                4.3. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Lincoln or Stockholder in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

          5.    Covenants of Lincoln and Stockholder.

                5.1. No Disposition or Encumbrance of Shares; No Acquisition of Shares. (a) Each of Lincoln and Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, neither Lincoln nor Stockholder shall, and neither shall offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by Lincoln or Stockholder.

                        (b) Each of Lincoln and Stockholder hereby covenants and agrees that it shall not, and shall not offer to agree to, acquire any additional shares of Common Stock, or options, warrants or other rights to acquire shares of Common Stock, without the prior written consent of Purchaser.

                5.2. No Solicitation of Transactions. (a) Neither Lincoln nor Stockholder shall, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Purchaser and any affiliate of Purchaser, a "Person") relating to (i) any acquisition or purchase of all or any of the Shares or (ii) any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or





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

any equity interest in, the Company or any of its subsidiaries (each, a "Subsidiary") or any business combination with the Company or any Subsidiary or participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each of Lincoln and Stockholder hereby represents that neither it nor its agents or representatives is now engaged in any discussions or negotiations with any Person with respect to any of the foregoing.

                        (b) Paragraph (a) of this Section 5.2 shall not restrict Stockholder or any officer or director of Stockholder or its affiliates from otherwise exercising the fiduciary duties owed by such officer or director to the Company; provided, however, that Lincoln and Stockholder shall notify Purchaser promptly of any such proposal or offer, or any inquiry or contact with any Person with respect thereto, (but need not disclose the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

                5.3. Compliance of Stockholder with This Agreement. Lincoln covenants and agrees that it shall cause Stockholder to take all actions and forbear from all actions, in each case, necessary in order that (a) all of Stockholder's representations and warranties hereunder are true and correct and
(b) Stockholder fulfills all of its obligations hereunder.

          6.    Covenants and Acknowledgment of Purchaser.

                6.1. No Exercise of Stock Option During Tender Offer. Purchaser hereby covenants and agrees that, during the pendency of the Offer, Purchaser shall not exercise the Stock Option.

                6.2. Purchaser hereby acknowledges and agrees that if the Offer Price for the Offer is increased, Stockholder shall be entitled to tender and sell to Purchaser pursuant to the Offer all of the Shares at the increased Offer Price.





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
          7.    Voting Agreement; Proxy of Stockholder.

                7.1. Voting Agreement. Each of Lincoln and Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall (a) vote all of the Shares in favor of the Merger, the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement that would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization, recapitalization or liquidation involving the Company or any Subsidiary; (ii) a sale or transfer of a material amount of assets of the Company or any Subsidiary; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser;
(iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business.

                7.2. Irrevocable Proxy. Each of Lincoln and Stockholder agrees that, in the event Stockholder shall fail to comply with the provisions of Section 7.1 hereof as determined by Purchaser in its sole discretion, such failure shall result, without any further action by Stockholder, in the irrevocable appointment of Purchaser as the attorney and proxy of Stockholder pursuant to the provisions of section 212 of the DGCL, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all shares of Common Stock, including the Shares, that Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 7.1 hereof. THIS PROXY AND POWER OF





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

ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Shares that Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of Stockholder's obligations under Section 7.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto so long as this Agreement remains in effect.

          8. Termination. Other than the Stock Option, the termination which shall be governed by Section 2.2(a), this Agreement shall terminate on the date (the "Termination Date") that is the earlier of

           (i)  the date upon which the Effective Date occurs and

          (ii)  (A) if the Merger Agreement is terminated

                       (I)  by the Company in accordance section
                9.1(b)(iii), 9.1(b)(iv) or 9.1(d)(ii) thereof,

                      (II)  (a) by the Company in accordance with
                section 9.1(b)(i) thereof, (b) no Acquisition Proposal (as defined in the Merger Agreement) shall be pending or shall have been proposed or announced and (c) the Company shall not have exercised its rights set forth in the proviso of section 6.2 of the Merger Agreement,

                     (III)  by the Parent in accordance with
                Section 9.1(c)(ii) or 9.1(d)(ii) thereof,

                      (IV)  by the Parent and the Company in
                accordance with section 9.1(a) thereof, or

                       (V)  (a) by the Company or the Parent
                in accordance with Section 9.1(d)(i) thereof and (b) no Acquisition Proposal shall be pending or shall have been proposed or announced and (c) the Company shall not have exercised its rights set forth in the proviso of section
                6.2 of the Merger Agreement,

          the date of the termination of the Merger Agreement or





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
          (B) if the Merger Agreement is otherwise terminated in accordance with section 9.1 of the Merger Agreement, the date four months after the date of the termination of the Merger Agreement. Notwithstanding the foregoing, if (x) the Merger Agreement has been terminated in a manner described in clause (ii)(B) of this Section 8 and (y) on the date four months after the date of termination of the Merger Agreement the Company shall be a party to an agreement with a party, other than Purchaser (or an affiliate of Purchaser), that contemplates a merger, acquisition, consolidation or similar transaction involving the Company or any of "significant subsidiaries" (as defined in 17 C.F.R. Section 210.01-02), or any purchase of all or any significant portion of the assets or any equity securities of the Company or any of such significant subsidiaries, then the Termination Date shall be the date nine months after the date of termination of the Merger Agreement.

          9.    Miscellaneous.

                9.1. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                9.2. Further Assurances. Lincoln, Stockholder and Purchaser will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                9.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                9.4. Entire Agreement. This Agreement constitutes the entire agreement between Lincoln, Purchaser and Stockholder with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between Lincoln, Purchaser and Stockholder with respect to the subject matter hereof.





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

                9.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

                9.6. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                9.7. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                9.9. Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.9):

                if to Purchaser:

                        Humana Inc.
                        The Humana Building
                        500 West Main Street
                        P.O. Box 1438
                        Louisville, Kentucky  40201-1438
                        Attention:  W. Roger Drury
                                    Chief Financial Officer
                        Facsimile:    (502) 580-3610
                        Telephone     (502) 580-3923

                with a copy to:

                        Fried, Frank, Harris, Shriver & Jacobson
                        One New York Plaza
                        New York, New York  10004-1980
                        Attention:  Jeffrey Bagner, Esq.
                        Facsimile:    (212) 859-4000
                        Telephone:    (212) 859-8136

                if to Lincoln:

                        Lincoln National Corporation
                        200 East Berry Street
                        Fort Wayne, Indiana  46802-2706
                        Attention:  John L. Steinkamp, Esq.
                        Facsimile:    (219) 455-4531
                        Telephone:    (219) 455-3628

                if to Stockholder:
                        American States Insurance Company
                        500 North Meridian Street
                        Indianapolis, Indiana  46204-1275
                        Attention:  Thomas Ober
                        Facsimile:    (317) 262-6616
                        Telephone:    (317) 262-6262
                with a copy of all communications to Lincoln or Stockholder to:

                        Sutherland, Asbill & Brennan
                        1275 Pennsylvania Avenue, N.W.
                        Washington, D.C.  20004-2404
                        Attention:  David A. Massey, Esq.
                        Facsimile:     (202) 637-3593
                        Telephone:     (202) 383-0100

                9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in New York without regard to any principles of choice of law or conflicts of law of such state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York.

                9.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                9.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.


                                    HUMANA INC.


                                    By:  /S/ ARTHUR P. HIPWELL
                                       -----------------------------------------
                                       Name:  Arthur P. Hipwell
                                       Title: Senior Vice President


                                    LINCOLN NATIONAL CORPORATION


                                    By:  /S/ IAN M. ROLLAND
                                       -----------------------------------------
                                       Name:  Ian M. Rolland
                                       Title: Chairman & CEO


                                    AMERICAN STATES INSURANCE COMPANY


                                    By:  /S/ F. CEDRIC MCCURLEY
                                       -----------------------------------------
                                       Name:  F. Cedric McCurley
                                       Title: President & CEO